Exhibit (a)(1)(x)

Amended Offer by

FBR & CO.

To Purchase For Cash

Up to 6,000,000 Shares of Its Common Stock

At a Purchase Price Between $2.55 and $2.75 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND

WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON AUGUST 29, 2011,

UNLESS THE TENDER OFFER IS EXTENDED.

August 16, 2011

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by FBR & Co., a Virginia corporation (the “Company”), to act as Dealer Manager in connection with the Company’s offer to purchase up to 6,000,000 shares of its common stock, $0.001 par value (such shares, together with all other outstanding shares of common stock of the Company, are herein referred to as the “Shares”), at a price between $2.55 and $2.75 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth Company’s Amended and Restated Offer to Purchase dated August 16, 2011 (the “Amended Offer to Purchase”) and the related Amended Letter of Transmittal (which, as may be amended or supplemented from time to time, together constitute the “Amended Offer”). The Amended Offer amends the terms of the Company’s self-tender offer first announced on August 2, 2011.

Under the Amended Offer, FBR stockholders will have the ability to tender all or a portion of their shares at a price per share of not less than $2.55 and not more than $2.75. Based on the number of shares tendered and the prices specified by the tendering stockholders, FBR will determine the single per share price within the specified range that will allow it to buy six million shares or such lesser number of shares that are properly tendered. The Company will pay the single per share price for the Shares properly tendered and not properly withdrawn and accepted for purchase pursuant to the Amended Offer taking into account the number of Shares properly tendered. The Company will purchase such Shares validly tendered and not withdrawn upon the terms and subject to the conditions set forth in the Amended Offer to Purchase and the related Amended Letter of Transmittal, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the Amended Offer to Purchase.

Shares not purchased because of proration or conditional tenders will be returned at the Company’s expense to the stockholders who tendered such Shares promptly after the Expiration Date (as defined in the Amended Offer to Purchase). The Company also expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1 of the Amended Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Amended and Restated Offer to Purchase dated August 16, 2011;

2. Amended Letter of Transmittal for your use and for the information of your clients;

3. Amended Notice of Guaranteed Delivery to be used to accept the Amended Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Amended Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4. A form of letter that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

CERTAIN CONDITIONS TO THE AMENDED OFFER ARE DESCRIBED IN SECTION 7 OF THE AMENDED OFFER TO PURCHASE.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE AMENDED OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 29, 2011, UNLESS THE AMENDED OFFER IS EXTENDED.

For Shares to be properly tendered pursuant to the Amended Offer, either of the following must occur:

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the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Amended Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Amended Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Amended Letter of Transmittal, must be timely received by the Depositary, or

•	the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Amended Offer to Purchase and Amended Letter of Transmittal.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent as described in the Amended Offer to Purchase) for soliciting tenders of Shares pursuant to the Amended Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Amended Offer, subject to Instruction 9 of the Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Company, the Information Agent or the Depositary for the purpose of the Amended Offer.

Please note that as a result of the change in the structure of the tender offer from the fixed price offer announced on August 1, 2011, to the modified “Dutch auction” self tender offer described herein, all tenders of Shares made pursuant to the original, August 2, 2011, Offer to Purchase and related Letter of Transmittal have been invalidated. Accordingly, the procedures referenced above must be complied with notwithstanding any earlier tender of shares.

Any inquiries you may have with respect to the Amended Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Amended Offer to Purchase.

Very truly yours,

FBR Capital Markets

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE AMENDED OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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